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                                                                    EXHIBIT 10.1



                              ACQUISITION AGREEMENT
                                    NSN/GBLP

This Acquisition Agreement ("AGREEMENT"), dated this 9th day of June 1999, is by and between The North Star Network, Inc. ("NSN") a Texas corporation, having its principal place of business at 17440 North Dallas Parkway, Suite 100, Dallas, TX 75287; and Global Productions, Inc. ("GBLP") a Washington corporation, having its principal office at 325 North St. Paul St., Dallas, TX 72001.

                                    RECITALS

NSN is a corporation engaged in the business of acquiring existing Internet service providers, acquiring Internet subscribers, securing equipment and facilities including telecommunications facilities, and Internet points of presence (POP's), and otherwise organizing, developing and operating a business as a national Internet service provider (ISP) and various related ancillary activities related thereto, including Website development, computer sales, advertising and promotion, and e-commerce. NSN currently has a dial up list of approximately 4,800 subscribers, equipment and hardware to serve these subscribers plus moderate expansion, and approximately 2,000 POP's under contract, giving NSN one of the largest footprints in the country. NSN's primary marketing and expansion is by direct sales marketing plan.

GBLP is a publicly traded corporation (OTC BB-GBLP) and is in the natural resource business. GBLP is currently working to remain in compliance with recent regulations enacted by NASD designed to require that corporations traded on the OTCBB are fully reporting companies. GBLP foresees no undue delay in the conclusion of the reverse merger and believes that the transactions can be concluded within the month of July 1999.

                                  CONSIDERATION

Through a series of negotiations, it has been agreed that GBLP shall acquire all of the hardware, software, subscriber base, marketing plan and facilities, and other assets, both tangible and intangible relative to NSN's business as an Internet service provider, in consider for the issuance of Seventeen Million (17,000,000) Shares, post split, of the common stock, subject to Rule 144, of GBLP. This transaction shall be concluded subsequent to a 1 for 3 GBLP reverse split of stock and name change to NorthStar Network, Inc. Said shares shall be issued to NSN or its assigns in such certificates as shall be requested by NSN.



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NSN/GBLP
June 9, 1999
Page 2



NSN has provided GBLP with background and information relative to its formation and operation, and GBLP has conducted its own due diligence in that regard. GBLP is not relying on any additional statements or representations of NSN. Rather, GBLP is relying solely upon its own due diligence process in making the decision to enter into this AGREEMENT.

GBLP has provided NSN with background and information relative to its formation and operation and NSN has conducted its own due diligence in that regard. NSN is not relying on any additional statements or representations of GBLP. Rather, NSN is relying solely upon its own due diligence process in making the decision to enter into this AGREEMENT.

No representations have been made by GBLP or its officers and directors as to the value or potential market value of GBLP stock, now or at any time in the future.

No representations have been made by NSN or its officers and directors as to the value or potential market value of its assets that are being acquired by GBLP pursuant to this AGREEMENT.

                                OPERATIONS OF NSN

It is understood that, upon the conclusion of the acquisition, NSN will cease operations as an Internet service provider and will transfer and assign such operations to GBLP. Furthermore, NSN agrees that it will not engage in any business activity in competition with GBLP but will assist GBLP in the furtherance of its business operations and will cooperate fully with GBLP in the smooth transition of the operations of NSN's Internet service provider business into GBLP.

NSN is also aware that GBLP, upon conclusion of the acquisition, intends to operate its business as an Internet service provider under the name of NorthStar Network, Inc. NSN agrees that it will execute any and all documents necessary in support of such action and will change its name, if necessary, in order that GBLP shall have access to the name NorthStar Network, Inc. in the State of Texas and elsewhere.

                                 CONFIDENTIALITY

Each party agrees for itself and its respective affiliates, agents, representatives and consultants to hold the scope and terms of this AGREEMENT in the strictest confidence and not to disclose to any person, entity, party, firm or corporation, other than agents or representatives of either party who are also bound by this paragraph without the prior express written consent of the other party.


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NSN/GBLP
June 9, 1999
Page 3



                                LEGAL COMPLIANCE

Parties to this AGREEMENT represent that they have no agreements in effect that would prevent them from entering into and complying with this AGREEMENT. At all times during the term of this AGREEMENT and any related agreements, all parties agree that their actions and those of their representatives, agents, and consultants will be entirely in accordance with all applicable laws, rules, ordinances and regulations of all states, counties, districts and municipalities in which such party conducts business related to the projects of NSN and BGLP, and also will follow applicable international and federal laws, rules and regulations. The parties agree to file all information with the regulatory bodies in timely fashion.

This document shall be interpreted under and in compliance with the laws of the State of Texas, under whose jurisdiction any and all disputes arising hereunder shall be decided.

At all times stated herein, time shall be of the essence.

Each party hereto agrees to cooperate in the preparation and execution of any necessary documentation in order to comply fully with the scope and intent of this AGREEMENT.

                                     NOTICES

Any notice to any party pursuant hereto shall be in writing and shall be deemed delivered after five (5) business days if sent postage paid or faster services addressed to each as follows:

The North Star Network, Inc.                          Global Productions, Inc.
17440 North Dallas Parkway, Suite 100                 325 N. St. Paul Street
Dallas, TX 75287                                      Dallas, TX 75001


Each party shall bear sole responsibility for keeping all other parties aware of changes in address.


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NSN/GBLP
June 9, 1999
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                              MULTIPLE COUNTERPARTS

This AGREEMENT may be executed in multiple counterparts, each of which shall be deemed an original.

ACKNOWLEDGED AND AGREED TO AS OF THIS 9th DAY OF JUNE 1999.

THE NORTH STAR NETWORK, INC.                       GLOBAL PRODUCTIONS, INC.

By                                                 by
   ---------------------------                        --------------------------
Jim C. Harris                                      William Miertschin
   President                                          President

Date:                                              Date:
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